Exhibit 99.1

Finch Therapeutics Provides Business Update

SOMERVILLE, Mass., Sept. 1, 2022 (GLOBE NEWSWIRE) -- Finch Therapeutics Group, Inc. (“Finch” or “Finch Therapeutics”) (Nasdaq: FNCH), a clinical-stage microbiome therapeutics company leveraging its Human-First Discovery® platform to develop a novel class of orally administered biological drugs, today announced plans to reduce its workforce by approximately 37% as part of an ongoing strategic review of its business and portfolio. This decision follows Finch’s recent announcement that it is assessing the financial and strategic impact of Takeda’s decision to discontinue its inflammatory bowel disease (IBD) collaboration with Finch.

“Following the recent discontinuation of our IBD collaboration with Takeda, coupled with the current capital market environment, we are evaluating our strategy across our entire portfolio and have made the difficult decision to reduce our workforce,” said Mark Smith, PhD, Chief Executive Officer of Finch Therapeutics. “As part of this ongoing review, we have decided to suspend efforts to initiate the Phase 1 trial of our IND-ready candidate FIN-211 while we explore opportunities to leverage clinical data from ongoing third-party studies to inform our autism program strategy going forward.”

Dr. Smith continued, “I’d like to extend my sincere gratitude to our departing colleagues for their dedication to our mission and their tremendous contributions that have helped us pioneer this new modality and bring hope to many patients and families in need.”

The Company will provide further updates on the strategy for each of its product candidates and its cash runway in the future.

About Finch Therapeutics

Finch Therapeutics is a clinical-stage microbiome therapeutics company leveraging its Human-First Discovery® platform to develop a novel class of orally administered biological drugs. With the capabilities to develop both complete and targeted microbiome therapeutics, Finch has a rich pipeline of candidates designed to address a wide range of unmet medical needs. Finch’s lead candidate, CP101, is in late-stage clinical development for the prevention of recurrent C. difficile infection and has received Breakthrough Therapy and Fast Track designations from the U.S. Food and Drug Administration. Finch’s pipeline also includes FIN-211 for children with autism spectrum disorder and significant gastrointestinal symptoms, FIN-524 for the treatment of ulcerative colitis, and FIN-525 for the treatment of Crohn’s disease. Finch routinely posts information that may be important to its investors on its website at www.finchtherapeutics.com. Finch encourages investors to consult the “Investors & News” section of its website regularly.

Human-First Discovery® is a registered trademark of Finch Therapeutics Group, Inc.

Forward-Looking Statements

This press release includes “forward-looking statements.” Words such as “will,” "anticipates," "believes," "expects," "intends," “plans,” “potential,” "projects,” “would” and "future" or similar expressions are intended to identify forward-looking statements. These forward-looking statements include, but are not limited to, statements regarding: the financial and strategic impact of the termination of Finch’s collaboration with Takeda; the potential for opportunities to leverage third-party clinical data to inform Finch’s autism program; Finch’s strategic review and plans with respect to its business and portfolio, including the initiation of future clinical trials; Finch’s anticipated runway; and Finch’s ability to develop a novel class of orally administered biological drugs. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. These risks and uncertainties include, among others, those related to: Finch’s limited operating history and historical losses; Finch’s ability to raise additional funding to complete the development and any commercialization of its product candidates and the potential impact of termination of Finch's collaboration with Takeda on such funding requirements and Finch's ability to obtain funding; Finch’s dependence on the success of its lead product candidate, CP101; the possibility that Finch may be delayed in initiating, enrolling or completing any clinical trials; results of clinical trials may not be indicative of final or future results from later stage or larger clinical trials (or in broader patient populations once the product is approved for use by regulatory agencies) or may not be favorable or may not support further development; Finch’s product candidates may not generate the benefits to patients that are anticipated; results of clinical trials may not be sufficient to satisfy regulatory authorities to approve Finch’s product candidates in their targeted or other indications (or such authorities may request additional trials or additional information); Finch’s ability to comply with regulatory requirements; ongoing regulatory obligations and continued regulatory review may result in significant additional expense to Finch and Finch may be subject to penalties for failure to comply; competition from third parties that are developing products for similar uses; Finch’s ability to maintain patent and other intellectual property protection and the possibility that Finch’s intellectual property rights may be infringed, invalid or unenforceable or will be threatened by third parties; Finch’s ability to qualify and scale its manufacturing capabilities in anticipation of commencement of multiple global clinical trials; Finch’s lack of experience in selling, marketing and distributing its product candidates; Finch’s dependence on third parties in connection with manufacturing, clinical trials and preclinical studies; and risks relating to the impact and duration of the COVID-19 pandemic on Finch’s business. These and other risks are described more fully in Finch’s filings with the Securities and Exchange Commission (“SEC”), including the section titled “Risk Factors” in Finch’s Annual Report on Form 10-K for the year ended December 31, 2021 filed with the SEC on March 31, 2022, as supplemented by Finch’s Quarterly Reports on Form 10-Q filed with the SEC on May 16, 2022 and August 11, 2022, as well as discussions of potential risks, uncertainties, and other important factors in Finch’s other filings with the SEC. All forward-looking statements contained in this Current Report speak only as of the date on which they were made. Except to the extent required by law, Finch undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

Investor Contact:

Stephen Jasper
Gilmartin Group
(858) 525-2047
stephen@gilmartinir.com

Media Contact:

Jenna Urban
Berry & Company Public Relations
(212) 253-8881
jurban@berrypr.com